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FOR IMMEDIATE RELEASE
Contact:    Kevin M. McCarthy
            President and Chief Executive Officer
            Telephone: (401) 847-5500

NEWPORT BANCORP, INC. COMPLETES INITIAL PUBLIC OFFERING

Newport, Rhode Island - (July 6, 2006) - Newport Bancorp, Inc., the holding company for Newport Federal Savings Bank ("Newport Federal"), announced today that it has completed its initial stock offering in connection with Newport Federal's conversion from the mutual form of organization to the stock holding company form of organization. Trading is expected to begin on the Nasdaq Global Market on July 7, 2006, under the symbol "NFSB". Sandler O'Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the stock offering, which expired on June 13, 2006.

On June 27, 2006, the Bank's Plan of Conversion was approved by the Bank's members at a special meeting.

As part of the offering, Newport Bancorp contributed 361,359 shares ($3,613,590 million value based on the $10.00 offering price) to establish the NewportFed Charitable Foundation, a new charitable foundation that will make grants in markets in which Newport Federal has offices.

Kevin M. McCarthy, President and Chief Executive Officer of Newport Bancorp, said "On behalf of the officers and boards of directors of Newport Bancorp, Inc. and Newport Federal Savings Bank, we wish to express our sincere appreciation for the response to the stock offering and we look forward to serving the needs of our customers and new stockholders as a community-based stock institution."

Muldoon Murphy & Aguggia LLP, Washington, D.C., served as special counsel to Newport Bancorp for the conversion and stock offering.

As of March 31, 2006, Newport Federal had $273.1 million in assets, $197.7 million in deposits and $18.0 million in total retained earnings. Newport Federal operates from five full-service locations, including its main office in Newport, Rhode Island and branch offices in Middletown and Wakefield and two branch offices in Westerly, Rhode Island.

All valid stock orders received by the Bank were accepted. Subscribers may confirm their stock allocation information by calling the Company's conversion center at (800) 801-2170 after 12:00 noon, July 6, 2006.

This press release contains certain forward-looking statements about the transaction. Forward-looking statements include statements regarding the market for the stock and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current facts. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the businesses in which Newport Federal is engaged.